Exhibit 10.1

Vaxart, Inc.

Severance Benefit Plan

1.                  Introduction. This Vaxart, Inc. Severance Benefit Plan (the “Plan”) is established by Vaxart, Inc. (the “Company”) on May 31, 2018 (the “Effective Date”). The Plan provides for severance benefits to selected employees of the Company. This document constitutes the Summary Plan Description for the Plan.

2.                  Definitions. For purposes of the Plan, the following terms are defined as follows:

(a)               “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)               “Board” means the Board of Directors of the Company.

(c)                “Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or any of its Subsidiaries; (iii) fraud, misappropriation or embezzlement; or (iv) the Participant’s abuse of illegal drugs or other controlled substances or the Participant’s habitual intoxication while providing services for the Company or any of its Affiliates.

(d)               “Change in Control” for purposes of this Plan shall have the meaning provided such term in the Equity Plan.

(e)                “Change in Control Protection Period” means the period commencing three months prior to, and ending 12 months following, the effective date of a Change of Control.

(f)                “Change in Control Termination” means a Participant’s Qualifying Termination that occurs during the Change in Control Protection Period.

(g)               “Code” means the Internal Revenue Code of 1986, as amended.

(h)               “Common Stock” means the common stock of the Company.

(i)                 “Disability” shall have the meaning provided such term in the Equity Plan.

(j)                 “Equity Plan” means the Company’s 2016 Equity Incentive Plan, as amended from time to time.

(k)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)                 “Good Reason” means the occurrence of any of the following events without the Participant’s consent; (i) a material diminution in the Participant’s base salary or target bonus; (ii) a material diminution in the Participant’s authority, duties, or responsibilities; or (iii) a relocation of the Participant’s principal place of employment or service to a location that increases his/her one-way commute distance by more than thirty-five (35) miles, provided, in all cases of clauses (i) through (iii) above, that the Participant has notified the Plan Administrator in writing of such condition within ninety (90) days following its first occurrence, the Company has failed to remedy such condition within thirty (30) days following the date of such notice, and the Participant terminates his or her employment or service with the Company or any if its Affiliates within ninety (90) days following the end of such thirty-day cure period.

(m)             “Non-CiC Termination” means a Participant’s Qualifying Termination that does not occur during the Change in Control Protection Period.

(n)               “Participant” means each officer who is employed by the Company, has been designated as a Participant by the Plan Administrator, and has received and returned a signed Participation Notice.

(o)               “Participation Notice” means the latest notice delivered by the Company to a Participant informing the Participant that he or she is eligible to participate in the Plan, substantially in the form attached hereto as Exhibit A.

(p)               “Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan, including the Compensation Committee of the Board, or any member of senior management of the Company designated by the Board (including, for example, the head of Human Resources). The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee or other person to act as the Plan Administrator. Notwithstanding the foregoing, upon and after the consummation of a Change in Control, the Plan Administrator shall mean the Representative.

(q)               “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended

(r)                “Qualifying Termination” means a termination of the Participant’s employment either (x) by the Company without Cause or (y) by the Participant with Good Reason.  Termination of employment due to the Participant’s death or Disability will not constitute a Qualifying Termination.  Transferring from the Company to an Affiliate where such transfer does not constitute Good Reason will not constitute a Qualifying Termination.  For clarity, if the Participant terminates his or her employment without Good Reason, and the Company unilaterally accelerates the Participant’s date of termination in connection therewith, such acceleration will not result in a termination by the Company without Cause or a Qualifying Termination hereunder.

(s)                “Release Effective Date” means the date, which must occur during the Release Period, on which the Release becomes effective and is no longer revocable by the Participant.

(t)                 “Release” has the meaning set forth in Section 5.

(u)               “Release Period” means the sixty-day period following a Participant’s Qualifying Termination during which the Release must be executed (and not revoked) by the Participant.

(v)               “Representative” means one or more members of the Board or other persons designated by the Board (including a member of senior management such as the head of Human Resources) prior to or in connection with a Change in Control to administer the Plan.

(w)             “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(x)               “Severance Period” means the number of months of severance payable under this Plan to the Participant with respect to the applicable Qualifying Termination, which will be indicated as either a “Non-CiC Severance Period” or a “CiC Severance Period” in the Participant’s Participation Notice.

3.                  Eligibility for Benefits. Subject to the terms and conditions of the Plan, the Company will provide the benefits described in Section 4 to the affected Participant. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator, in its sole discretion:

(a)               The Participant’s employment is terminated by either the Company or the Participant for any reason other than a Qualifying Termination;

(b)               The Participant has not entered into the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement or any similar or successor document (the “Confidentiality Agreement”);

(c)                The Participant has failed to execute and allow to become effective the Release (as defined and described below) within the Release Period; and

(d)               The Participant has failed to return all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company and other Company materials and property that the Participant has in his or her possession or control, including, without limitation, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

4.                  Payments & Benefits Upon a Qualifying Termination. Except as may otherwise be provided in the Participant’s Participation Notice, in the event of a Qualifying Termination, the Company will provide the payments and benefits described in this Section 4, subject to the terms and conditions of the Plan. For the avoidance of doubt, the Plan does not provide for duplication (in whole or in part) of benefits with any other agreement or plan.

(a)               Payment of Accrued Obligations. The Company shall pay to each eligible Participant who incurs a Qualifying Termination a lump sum payment in cash, paid in accordance with applicable law, equal to the sum of (i) the Participant’s accrued but unpaid base salary and any accrued but unpaid vacation pay through the date of the Qualifying Termination, and (ii) any earned but unpaid annual bonus for any fiscal year preceding the fiscal year in which the termination occurs.

(b)               Non-CiC Termination.  Subject to the execution (and non-revocation) of the Release, upon a Non-CiC Termination, a Participant will receive the following payments and benefits:

(i)                 Cash Severance. The Participant will receive as severance an amount equal to the Participant’s Severance Base Pay. Such amount will be payable in accordance with Section 4(b)(i)(2) below.

(1)               Severance Base Pay. For this purpose, “Severance Base Pay” means an amount equal to the product of (A) the Participant’s annual base salary or annualized wages (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of the Qualifying Termination and (B) a fraction, the numerator of which is the number of months represented by the Non-CiC Severance Period and the denominator of which is twelve (12).

(2)               Payment Schedule. The Company will pay the Severance Base Pay in a series of periodic payments over the Non-CiC Severance Period, commencing with the first payroll date that occurs more than five (5) days after the Release Effective Date. Notwithstanding the foregoing, to the extent required to comply with Section 409A (as defined below), in the event that the Release Period spans two calendar years such that the Release Effective Date could occur in either of such calendar years, the Severance Base Pay to be paid to the Participant will be made in the second calendar year.

(ii)               COBRA Payments; Special Severance Payments.

(1)               COBRA Payment Period. If the Participant is eligible for and has made the necessary elections for continuation coverage pursuant to COBRA under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the portion of the COBRA premiums paid by the Company prior to the Qualifying Termination which, when coupled with the remaining portion of the COBRA premiums to be paid by the Participant, will be sufficient to continue the Participant’s COBRA coverage for the Participant and the Participant’s eligible dependents from the date of the Non-CIC Termination until the earliest to occur of (i) end of the Non-CiC Severance Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date on which the Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Payment Period”). The Participant agrees to promptly notify the Company as soon as the Participant becomes eligible for health insurance coverage in connection with new employment or self-employment.

(2)               Special Severance Payment. Notwithstanding Section 4(b)(ii)(1) above, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act and any other subsequent amendments), then in lieu of providing the benefit set forth in Section 4(b)(ii)(1) above, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums paid by the Company prior to the Qualifying Termination  for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”).

(3)               Payment Schedule. The Company will make the first payment under this Section 4(b)(ii) (and, in the case of the Special Severance Payment, such payment will be made to the Participant, in a lump sum) within five (5) business days after the Release Effective Date. Notwithstanding the foregoing, to the extent required to comply with Section 409A (as defined below), in the event that the Release Period spans two calendar years such that the Release Effective Date could occur in either of such calendar years, the first payment to be made under this Section 4(b)(ii) will be made in the second calendar year (and, if applicable, will include any amounts that the Company otherwise would have paid through such date), with the balance of the payments (if applicable) paid thereafter on the original schedule.

(c)                Change in Control Termination.  Subject to the execution (and non-revocation) of the Release, upon a Change in Control Termination, a Participant will receive the following payments and benefits:

(i)                 Cash Severance. The Participant will receive as severance an amount equal to the Participant’s Severance Base Pay. Such amount will be payable in accordance with Section 4(c)(i)(2) below.

(1)               Severance Base Pay. For this purpose, “Severance Base Pay” means an amount equal to the product of (A) the Participant’s annual base salary or annualized wages (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of the Change in Control and (B) a fraction, the numerator of which is the number of months represented by the CiC Severance Period and the denominator of which is twelve (12).

(2)               Payment Schedule. The Company will pay the Severance Base Pay in a lump sum on the first payroll date that occurs more than five (5) days after the Release Effective Date. Notwithstanding the foregoing, to the extent required to comply with Section 409A (as defined below), in the event that the Release Period spans two calendar years such that the Release Effective Date could occur in either of such calendar years, the Severance Base Pay to be paid to the Participant will be made in the second calendar year.

(ii)               COBRA Payments; Special Severance Payments.

(1)               COBRA Payment Period. If the Participant is eligible for and has made the necessary elections for continuation coverage pursuant to COBRA under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the portion of the COBRA premiums paid by the Company prior to the Qualifying Termination which, when coupled with the remaining portion of the COBRA premiums to be paid by the Participant, will be sufficient to continue the Participant’s COBRA coverage for the Participant and the Participant’s eligible dependents from the date of the Change in Control Termination until the earliest to occur of (i) end of the CiC Severance Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date on which the Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Payment Period”). The Participant agrees to promptly notify the Company as soon as the Participant becomes eligible for health insurance coverage in connection with new employment or self-employment.

(2)               Special Severance Payment. Notwithstanding Section 4(c)(ii)(1) above, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act and any other subsequent amendments), then in lieu of providing the benefit set forth in Section 4(c)(ii)(1) above, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums paid by the Company prior to the Qualifying Termination for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”).

(3)               Payment Schedule. The Company will make the first payment under this Section 4(c)(ii) (and, in the case of the Special Severance Payment, such payment will be made to the Participant, in a lump sum) within five (5) business days after the Release Effective Date. Notwithstanding the foregoing, to the extent required to comply with Section 409A (as defined below), in the event that the Release Period spans two calendar years such that the Release Effective Date could occur in either of such calendar years, the first payment to be made under this Section 4(c)(ii) will be made in the second calendar year (and, if applicable, will include any amounts that the Company otherwise would have paid through such date), with the balance of the payments (if applicable) paid thereafter on the original schedule.

(iii)             Accelerated Vesting. In exchange for waiving the Change in Control acceleration benefits, if any, set forth in Participant’s outstanding equity award agreements (and/or in the equity plan governing such agreements) or in any other agreement between Participant and the Company, upon a Change in Control Termination, the vesting and exercisability (if applicable) of all outstanding unvested time-based equity awards granted under the Company’s equity incentive plans that are held by a Participant on the date of the Change in Control Termination will be accelerated in full.

5.                  Conditions and Limitations on Benefits.

(a)               Release. To be eligible to receive any benefits under the Plan, a Participant must sign a general waiver and release in the form provided by the Company (the “Release”), and such release must be executed (and not revoked) by the Participant in accordance with its terms, in each case within the Release Period.  Such Release may be incorporated into a termination agreement or other agreement with the Participant.

(b)               Prior Agreements; Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Participant by the Company (or any successor thereto) that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws, (ii) a written employment, severance or equity award agreement with the Company, (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Participant’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. Except as otherwise set forth herein, the payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Participant may be entitled for the period ending with the Participant’s Qualifying Termination.

(c)                Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(d)               Parachute Payments.

(i)                 Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction in the payments and/or benefits will occur in the manner that results in the greatest economic benefit to the Participant, as determined in this paragraph; provided, that if more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

(ii)               The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5(d). If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

6.                  Tax Matters.

(a)               Application of Section 409A of the Code. It is intended that all of the payments and benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A, and will incorporate by reference all required definitions and payment terms. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payments of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “resignation,” “termination, “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. If the Plan Administrator determines that any of the payments upon a Separation from Service provided under the Plan (or under any other arrangement with the Participant) constitute “deferred compensation” under Section 409A and if the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of his or her Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the effective date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Participant a lump sum amount equal to the sum of the payments upon Separation from Service that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 6(a), and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

(b)               Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c)                Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

7.                  Reemployment. In the event of a Participant’s reemployment by the Company or one of its Affiliates during the Severance Period, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

8.                  Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause.

9.                  Right to Interpret Plan; Amendment and Termination.

(a)               Exclusive Discretion. The Plan Administrator (or the Representative, as applicable) will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, the eligibility to participate in the Plan, the amount of benefits paid under the Plan and any adjustments that need to be made in accordance with the laws applicable to a Participant. The rules, interpretations, computations and other actions of the Plan Administrator (or the Representative, as applicable) will be binding and conclusive on all persons.

(b)               Amendment or Termination. The Company reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company.

10.              No Implied Employment Contract. The Plan will not be deemed (i) to give any employee or other service provider any right to be retained in the employ or services of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other service provider at any time, with or without Cause, which right is hereby reserved.

11.              Legal Construction. The Plan will be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

12.              Claims, Inquiries And Appeals.

(a)               Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 14(d).

(b)               Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)               the specific reason or reasons for the denial;

(2)               references to the specific Plan provisions upon which the denial is based;

(3)               a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)               an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d).

The notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)                Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

Vaxart, Inc.
Attn: Plan Administrator of the Severance Benefit Plan

290 Utah Ave., Suite 200
South San Francisco, California 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant’s representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)               Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(1)               the specific reason or reasons for the denial;

(2)               references to the specific Plan provisions upon which the denial is based;

(3)               a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim; and

(4)               a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)                Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)                Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13.              Basis Of Payments To And From Plan. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14.              Other Plan Information.

(a)               Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 59-1212264.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 525.

(b)               Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)                Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Vaxart, Inc.
Attn: Chief Financial Officer

290 Utah Ave., Suite 200
South San Francisco, California 94080

(d)               Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Vaxart, Inc.
Attn: Plan Administrator of the Severance Benefit Plan
290 Utah Ave., Suite 200
South San Francisco, California 94080

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 550-3500. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15.              Statement Of ERISA Rights.

Participants in the Plan (which is a welfare benefit plan sponsored by Vaxart, Inc.) are entitled to certain rights and protections under ERISA. For purposes of this Section 15 and, under ERISA, Participants are entitled to:

Receive Information about the Plan and Benefits

(a)               Examine, without charge, at the Plan Administrator’s office and at other specified locations, such worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)               Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c)                Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s employer, union (if applicable) or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a Plan benefit or exercising a Participant’s rights under ERISA.

Enforcement of Participant Rights

If a claim for a Plan benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.

If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

Assistance with Questions

If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16.              General Provisions.

(a)               Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s head of legal affairs), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(d), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)               Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)                Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)               Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(e)                Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

17.              Approval of the Plan. The Plan shall become effective on the date it is adopted and approved by the Board of Directors of the Company.

Exhibit 10.1

Appendix A

Severance Period

Employee Level	Non-CiC Severance Period	CiC Severance Period
Chief Executive Officer	12 months	18 months
Chief Medical Officer, Chief Financial Officer, Chief Scientific Officer	6 months	12 months
SVP Commercial, VP Manufacturing, VP Regulatory	3 months	6 months

Exhibit A

Vaxart, Inc.

Severance Benefit Plan

Participation Notice

To:

Date:

Vaxart, Inc. (the “Company”) has adopted the Vaxart, Inc. Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

Your Non-CiC Severance Period is [__ months].

Your CiC Severance Period is [__ months].  In addition to the amount equal to the Participant’s Severance Base Pay payable pursuant to Section 4(c)(i) of the Plan, the Participant will receive an amount equal to the product of (A) the Participant’s target annual bonus (under the Company’s annual bonus plan or program) calculated at 100% of target levels as specified in such Company bonus plan or program as in effect immediately prior to the date of the Change in Control and (B) a fraction, the numerator of which is the number of months of the Participant’s employment during the calendar year in which the Change in Control occurs and the denominator of which is twelve (12).

Please return to the Company’s head of Human Resources a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

Vaxart, Inc. (Signature) Name: Title: Participant: (Signature) Name: Date: